Exhibit 99.2

NEWS RELEASE

Timken Announces Pricing of Offering

of Senior Notes

—	Private Offering Includes $350 Million in Aggregate Principal of 3.875 Percent, Due 2024

NORTH CANTON, Ohio: Aug. 13, 2014 — The Timken Company (NYSE: TKR) today announced pricing of $350 million aggregate principal amount of 3.875 percent senior notes due 2024 (the “Notes”). The Notes will be issued at 98.901 percent of par and the offering is expected to close on August 20, 2014, subject to customary closing conditions.

The Notes offering is being made in a private transaction that is exempt from the registration requirements of the Securities Act of 1993 (the “Securities Act”). Within the United States, the Notes are only being offered to investors who are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Outside the United States, the Notes are only being offered to investors who are persons other than “U.S. persons,” as defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act.

A portion of the net proceeds from this offering will be used to repay the $250 million aggregate principal amount outstanding at maturity on the company’s 6 percent unsecured senior notes due September 2014. The remaining proceeds will be used for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Timken intends to enter into a registration rights agreement in connection with the Notes offering pursuant to which Timken will file a registration statement covering the exchange or the resale of the Notes.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About The Timken Company

The Timken Company (NYSE: TKR) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. Timken has a global team of 17,000 people and posted $3 billion in sales in 2013 (excluding Steel business sales).

Certain statements in this release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation

Reform Act of 1995. In particular, the statements regarding the company’s expectations for the closing of the Notes offering and its use of the net proceeds therefrom are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

#

Media Contact: Gloria Irwin Communications Manager 4500 Mount Pleasant St. N.W. North Canton, OH 44720 U.S.A. Telephone: 234.262.3514 mediarelations@timken.com	Investor Contact: Steve Tschiegg Director – Capital Markets & Investor Relations 4500 Mount Pleasant St. N.W. North Canton, OH 44720 U.S.A. Telephone: 234.262.7446 steve.tschiegg@timken.com